Exhibit 99.1

COMPANY CONTACT:	INVESTOR RELATIONS CONTACT:
Tony M. Shelby, Chief Financial Officer	Fred Buonocore, CFA (212) 836-9607
(405) 235-4546	Linda Latman (212) 836-9609
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS RESULTS FOR THE

2013 SECOND QUARTER

OKLAHOMA CITY, Oklahoma…August 8, 2013… LSB Industries, Inc. (NYSE: LXU) announced today results for the second quarter ended June 30, 2013.

Second Quarter 2013 Financial Highlights Compared to Second Quarter 2012:

•	Sales were $202.2 million compared to $209.3 million;

•	Operating income was $12.2 million compared to $42.3 million;

•	Net income and net income applicable to common shareholders were $7.4 million compared to $26.0 million; and

•	Diluted earnings per common share were $0.31 compared to $1.11.

Discussion of Second Quarter of 2013:

The $7.1 million decrease in consolidated sales was primarily the result of a $16.8 million decline in our Chemical Business’ sales partially offset by a $9.8 million increase in our Climate Control Business’ sales.

Our consolidated operating income was $12.2 million for the second quarter of 2013 compared to $42.3 million for the same period in 2012. The $30.1 million decrease in consolidated operating income primarily relates to downtime of ammonia plants and related downstream production units at our Chemical Business’ Pryor and Cherokee Facilities, which also adversely affected sales.

•

The Chemical Business operating income decreased $32.8 million primarily due to the decline in gross profit resulting from lower sales volume, unabsorbed fixed overhead costs and costs associated with purchased ammonia and other products to meet some of our customers’ needs, all of which were caused by the downtime at our facilities. Partially offsetting the negative impacts of the downtime was a business interruption insurance recovery of approximately $3 million recognized in the second quarter of 2013. During the second quarter of 2012, downtime at our Pryor and El Dorado Facilities resulted in an approximately $8 million cumulative impact to our Chemical Business’ operating income.

•	The Climate Control Business operating income increased $2.1 million primarily due to increased sales volume and the associated absorption of fixed costs.

First Six Months 2013 Financial Highlights Compared to First Six Months 2012:

•	Sales were $352.9 million compared to $399.5 million;

•	Operating income was $12.0 million compared to $65.4 million;

•	Net income was $7.4 million compared to $40.3 million;

•	Net income applicable to common shareholders was $7.1 million compared to $40.0 million; and

•	Diluted earnings per common share were $0.31 compared to $1.72.

The $46.6 million decrease in consolidated sales was the net result of a $63.5 million decline in the Chemical Business’ sales and a $17.3 million increase in the Climate Control Business’ sales.

The decrease of $53.4 million in consolidated operating income was primarily the result of a decrease in Chemical Business operating income of approximately $56.9 million, partially offset by a $2.7 million increase in Climate Control Business operating income.

As previously reported, during 2012, our Chemical Business encountered a number of significant issues including: an explosion in one of our nitric acid plants at the El Dorado Facility in May, a pipe rupture at the Cherokee Facility in November that damaged the ammonia plant, mechanical issues at the Pryor Facility, and a planned major process upgrade at the Pryor Facility, all resulting in lost production and a significant adverse effect on our sales, operating income and cash flow for 2012 and for the first half of 2013.

For the first half of 2013, we estimate the cumulative negative effect on our operating income from these incidents and issues to be in the range of approximately $59 million to $70 million, including lost absorption and gross profit margins, based on current market conditions and net of business interruption insurance recoveries recognized.

Second Quarter Chemical Business Overview:

Our Chemical Business’ sales for the second quarter of 2013 were $121.3 million, a decrease of $16.8 million compared to the same period in 2012, which includes a $22.7 million decrease in agricultural products sales partially offset by a $4.0 million increase in industrial and other products sales. Agricultural products sales decreased primarily due to downtime at our Cherokee and Pryor Facilities and lower sales prices for agricultural grade AN.

During the second quarter of 2013, the primary ammonia plant at the Pryor Facility was down approximately 7 weeks. In addition, the ammonia plant at the Cherokee Facility was down approximately 5 weeks. Therefore these plants had lower production of ammonia, which initiates the production for all nitrogen products at these facilities, including UAN. However, we did purchase some ammonia to meet some of our customers’ needs, but such purchases negatively impacted our gross profit margins, which were partially offset by business interruption insurance recoveries recognized.

Second Quarter Climate Control Business Overview:

Net sales for the Climate Control Business were $77.4 million, or approximately $9.8 million greater than the same period in 2012, which includes a $6.1 million increase in geothermal and water source heat pump sales, and a $3.4 million increase in hydronic fan coil sales. From a market perspective, commercial/institutional sales increased $9.0 million compared to the second quarter of 2012, while residential product sales were up $0.8 million. The improvement in the commercial/institutional sector of our business is primarily attributable to higher customer order intake in the current and preceding periods for our commercial/institutional products in most of our product lines, as a result of improved general construction levels.

CEO’s Remarks:

Jack Golsen, LSB’s Board Chairman and CEO stated, “We have completed necessary repairs and upgrade to our Cherokee and Pryor Facilities that restricted production rates and depressed our financial results in the first half of 2013. These facilities are now operating. We expect our Chemical Business results to improve significantly in the second half of the year. In our Climate Control Business, given the market leading positions of our products, we are well positioned to capitalize on the continued strengthening in demand from both the commercial/institutional and residential sectors, which should lead to further increases in product sales, orders and backlog.”

Mr. Golsen continued, “Looking to the longer-term, this week we closed on our $425 million offering of 7.75% senior secured notes. These funds add to our already strong liquidity, giving us the capacity to pursue expansion and upgrade initiatives at our El Dorado Chemical Facility. Specifically, we plan to invest $250 million to $300 million to construct an ammonia plant at El Dorado. We also plan to install a new nitric acid plant and concentrator at El Dorado at a combined cost of approximately $120 million. Both of these projects are scheduled for completion in 2015 and, once in operation, their benefits will include: reduced feedstock costs resulting from the ability to make, rather than buy ammonia, a primary input to our chemical production processes, using relatively low cost natural gas; increased production capacity enabling us to capitalize on rising market demand; and, greater product-mix flexibility which can lead to expanded customer relationships. Ultimately, we expect these investments to yield significant returns.”

Mr. Golsen concluded, “In the near-term, with our chemical facilities back in operation, and a recovery underway in our Climate Control end markets, we are looking forward to reporting improving results as we progress through the balance of 2013 and into 2014.”

Conference Call

LSB’s management will host a conference call covering the second quarter results on August 9, 2013 at 11:00 am EDT/ 10:00 am CDT to discuss these results and recent corporate developments. Participating in the call will be Chairman and CEO, Jack E. Golsen; President and COO, Barry H. Golsen; and Executive Vice President and CFO, Tony M. Shelby. Interested parties may participate in the call by dialing (201) 493-6739. Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of Investor Info tab.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes before the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB is a manufacturing and marketing company. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, modular chillers and large custom air handlers; and the manufacture and sale of chemical products for the agricultural, mining and industrial markets.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “plans to,” “estimates,” “projects” or similar expressions, and such forward-looking statements include, but are not limited to, that we plan to build a new nitric acid plant, concentrator and an ammonia plant, at a cost of $120 million for the nitric acid plant and concentrator and between $250 million to $300 million for the ammonia plant; that the benefits from the plant constructions will include: reduced feedstock costs resulting from the ability to make rather than buy ammonia, a primary input to our chemical production processes, using relatively low cost natural gas; increased production capacity enabling us to capitalize on rising market demand; and greater product-mix flexibility which can lead to expanded customer relationships; that we expect these investments to yield significant returns; and that the Climate Control Business is well positioned to capitalize on strengthening in demand from both commercial/institutional and residential sectors; our Chemical Business results will improve significantly in the second half of the year. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions, effect of the recession on the commercial and residential construction industry, acceptance by the market of our geothermal heat pump products, acceptance of our technology, changes to federal legislation or adverse regulations, available working capital, ability to install necessary equipment and renovations at the Pryor and El Dorado facilities in a timely manner; weather conditions; inability to obtain in a timely manner any necessary regulatory approvals; ability to finance our investments, and other factors set forth under “A Special Note Regarding Forward-Looking Statements”, a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this letter, and the Form 10-K for year ended December 31, 2012, and the Form 10Qs for the quarters ended March 31, 2013 and June 30, 2013.

# # #

See Accompanying Tables

LSB Industries, Inc.

Unaudited Financial Highlights

Six Months and Three Months Ended June 30, 2013 and 2012

	Six Months		Three Months
	2013	2012	2013	2012
	(in thousands, except per share amounts)
Net sales	$352,902	$399,520	$202,223	$209,275
Cost of sales	288,821	289,341	163,564	143,540

Gross profit	64,081	110,179	38,659	65,735
Selling, general and administrative expense	49,616	44,277	25,125	22,886
Provisions for losses on accounts receivable	266	123	166	83
Other expense	3,756	722	1,726	555
Other income	(1,545)	(348)	(583)	(112)

Operating income	11,988	65,405	12,225	42,323
Interest expense	1,267	2,311	536	1,179
Non-operating other expense (income), net	24	(272)	8	(267)

Income from continuing operations before provisions for income taxes and equity in earnings of affiliate	10,697	63,366	11,681	41,411
Provisions for income taxes	3,622	23,253	4,367	15,451
Equity in earnings of affiliate	(343)	(341)	(172)	(170)

Income from continuing operations	7,418	40,454	7,486	26,130
Net loss from discontinued operations	59	118	59	97

Net income	7,359	40,336	7,427	26,033
Dividends on preferred stocks	300	300	—	—

Net income applicable to common stock	$7,059	$40,036	$7,427	$26,033

Weighted-average common shares:
Basic	22,431	22,332	22,437	22,341

Diluted	22,915	23,516	23,577	23,509

Income per common share:
Basic	$0.31	$1.79	$0.33	$1.17

Diluted	$0.31	$1.72	$0.31	$1.11

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Six Months and Three Months Ended June 30, 2013 and 2012

Note 1:	Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividends and dividend requirements, if applicable. Basic income per common share is based upon net income applicable to common stock and the weighted-average number of common shares outstanding during each period.

Diluted income per share is based on net income applicable to common stock plus preferred stock dividends and dividend requirements on preferred stock assumed to be converted, if dilutive, and the weighted-average number of common shares and dilutive common equivalent shares outstanding, and the assumed conversion of dilutive convertible securities outstanding.

Note 2:	Provisions for income taxes are as follows:

	Six Months Ended June 30,		Three Months Ended June 30,
	2013	2012	2013	2012
	(in thousands)
Current:
Federal	$784	$17,441	$1,754	$12,051
State	297	3,273	412	2,198

Total current	1,081	20,714	2,166	14,249

Deferred:
Federal	2,280	2,220	1,971	1,049
State	261	319	230	153

Total deferred	2,541	2,539	2,201	1,202

Provision for income taxes	$3,622	$23,253	$4,367	$15,451

The current provision for federal income taxes includes regular income tax after the consideration of permanent and temporary differences between income for GAAP and tax purposes. For the six and three month periods ended June 30, 2013 and 2012, the current provision for state income taxes includes regular state income tax and provisions for uncertain state income tax provisions.

Note 3:	Downtime at Certain Chemical Facilities:

As previously reported, during 2012, our Chemical Business encountered a number of significant issues including; an explosion in one of our nitric acid plants at the El Dorado Facility in May, a pipe rupture at the Cherokee Facility in November that damaged the ammonia plant, and mechanical issues at the Pryor Facility, all resulting in lost production and a significant adverse effect on our sales, operating income and cash flow for 2012 and for the first half of 2013.

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Six Months and Three Months Ended June 30, 2013 and 2012

(continued)

For the first half of 2013, we estimate the cumulative negative effect on our operating income from these incidents and issues to be approximately $59 million to $70 million, including lost absorption and gross profit margins, based on current market conditions and net of business interruption insurance recoveries recognized.

We believe the cumulative adverse effect on operating income for the reduced nitric acid production at the El Dorado Facility for the first half of 2013 was an estimated $5 million to $6 million, including lost absorption and gross profit margins, based on current market conditions, net of the impact of the business interruption insurance recoveries. In addition, we estimate that the monthly negative effect on operating income at the El Dorado Facility will approximate $1 million to $2 million until the new 65% strength nitric acid plant and the 98% concentrator are constructed and begin production during the first half of 2015.

We believe the cumulative adverse effect on operating income for the unplanned downtime at the Cherokee Facility for the first half of 2013, prior to the repairs of the ammonia plant being completed and resuming normal production in the first few days of May, was an estimated $17 million to $22 million, including lost absorption and gross profit margins, based on current market conditions, net of the impact of business interruption insurance recoveries.

We believe the cumulative adverse effect on operating income for the unplanned downtime and reduced production at the Pryor Facility for the first half of 2013, prior to the restart of its ammonia plant, was an estimated $37 million to $42 million, including lost absorption and gross profit margins, based on current market conditions. The mechanical issues at the Pryor Facility were resolved during the last half of April 2013, and the Pryor Facility returned to production in April 2013, and was down periodically in May and June 2013 for equipment repairs or maintenance.

Note 4:	Information about the Company’s operations in different business segments for the six and three months ended June 30, 2013 and 2012, is detailed on the following page.

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

	Six Months Ended June 30,		Three Months Ended June 30,
	2013	2012	2013	2012
	(in thousands)
Net sales:
Chemical (1)	$198,818	$262,339	$121,328	$138,134
Climate Control	147,627	130,304	77,357	67,546
Other	6,457	6,877	3,538	3,595

	$352,902	$399,520	$202,223	$209,275

Gross profit: (2)
Chemical (1)	$14,506	$67,498	$12,095	$43,500
Climate Control	47,385	40,435	25,403	20,989
Other	2,190	2,246	1,161	1,246

	$64,081	$110,179	$38,659	$65,735

Operating income: (3)
Chemical (1)	$2,579	$59,494	$6,385	$39,147
Climate Control	15,840	13,151	9,456	7,313
General corporate expenses and other business operations, net (3)	(6,431)	(7,240)	(3,616)	(4,137)

	11,988	65,405	12,225	42,323
Interest expense	1,267	2,311	536	1,179
Non-operating other expense(income), net:
Corporate and other business operations	24	(272)	8	(267)
Provisions for income taxes	3,622	23,253	4,367	15,451
Equity in earnings of affiliate, Climate Control	(343)	(341)	(172)	(170)

Income from continuing operations	$7,418	$40,454	$7,486	$26,130

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Six Months and Three Months Ended June 30, 2013 and 2012

(1)	During the first six months of 2013, our Chemical Business experienced downtime at the Cherokee, El Dorado and Pryor Facilities resulting in lost production and significant adverse effect on operating results. During the first six months of 2012, our Chemical Business also experienced downtime at the El Dorado and Pryor Facilities that adversely affected operating results.

(2)	Gross profit by business segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.

(3)	Our chief operating decision makers use operating income by business segment for purposes of making decisions, which include resource allocations and performance evaluations. Operating income by business segment represents gross profit by business segment less selling, general and administrative expense (“SG&A”) incurred by each business segment plus other income and other expense earned/ incurred by each business segment before general corporate expenses and other business operations, net. General corporate expenses and other business operations, net, consist of unallocated portions of gross profit, SG&A, other income and other expense.

LSB Industries, Inc.

Consolidated Balance Sheets

(information at June 30, 2013 is unaudited)

	June 30, 2013	December 31, 2012
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$65,572	$98,020
Restricted cash	780	31
Accounts receivable, net	96,480	82,801
Inventories:
Finished goods	31,138	36,851
Work in progress	2,582	3,576
Raw materials	25,003	24,546

Total inventories	58,723	64,973
Supplies, prepaid items and other:
Prepaid insurance	4,508	10,049
Precious metals	11,901	13,528
Supplies	11,450	9,855
Fair value of derivatives and other	625	170
Prepaid income taxes	10,120	—
Other	2,102	2,096

Total supplies, prepaid items and other	40,706	35,698
Deferred income taxes	3,396	3,224

Total current assets	265,657	284,747
Property, plant and equipment, net	346,328	281,871
Other assets:
Investment in affiliate	1,294	1,809
Goodwill	1,724	1,724
Other, net	7,286	6,461

Total other assets	10,304	9,994

	$622,289	$576,612

(continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets

(information at June 30, 2013 is unaudited)

	June 30, 2013	December 31, 2012
	(in thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$59,279	$68,333
Short-term financing	3,677	9,254
Accrued and other liabilities	27,912	34,698
Deferred gain on insurance recoveries	20,707	—
Current portion of long-term debt	11,718	4,798

Total current liabilities	123,293	117,083
Long-term debt	96,147	67,643
Non-current accrued and other liabilities	16,359	16,369
Deferred income taxes	23,733	21,020
Commitments and contingencies
Stockholder’s equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 26,761,990 shares issued (26,731,360 at December 31, 2012)	2,676	2,673
Capital in excess of par value	166,204	165,006
Retained earnings	219,251	212,192

	391,131	382,871
Less treasury stock, at cost:
Common stock, 4,320,462 shares	28,374	28,374

Total stockholders’ equity	362,757	354,497

	$622,289	$576,612